                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                           SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                            MITY Enterprises, Inc.
                (Name of Registrant as Specified in Its Charter)



   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ X ]  No fee required
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.
   (1)  Title of each class of securities to which transaction applies:



   (2)  Aggregate number of securities to which transaction applies:



   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


   (4)  Proposed maximum aggregate value of transaction:



   (5)  Total fee paid:



[   ]  Fee paid previously with preliminary materials.

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[   ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:



   (2)  Form, Schedule or Registration Statement No.:



   (3)  Filing Party:



   (4)  Date Filed:

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                  [GRAPHIC OMITTED - MITY ENTERPRISES LOGO]

                             MITY ENTERPRISES, INC.

                              1301 West 400 North
                               Orem, Utah 84057

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON AUGUST 6, 2002

     NOTICE IS HEREBY GIVEN that an annual meeting of shareholders of MITY Enterprises, Inc., a Utah corporation (the "Company"), will be held at the Hampton Inn, 425 South 300 West, Salt Lake City, Utah 84101 on Tuesday, August 6, 2002, at 2:00 p.m., local time, for the following purposes:

     1. To elect the five (5) nominees to the Board of Directors for the ensuing year or until their successors are elected;
     2. To approve an amendment to the Company's 1997 Stock Incentive Plan increasing the number of shares reserved for issuance upon exercise of stock options granted thereunder to 900,000;
     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on June 13, 2002, as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting and any postponement or adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope as promptly as possible. If you attend the annual meeting, you may, if you wish, withdraw your proxy and vote in person.

                                    By Order of the Board of Directors,


                                    s/ Gregory D. Dye
                                    Gregory D. Dye
                                    Corporate Secretary
Orem, Utah, June 20, 2002

                             MITY ENTERPRISES, INC.
                              1301 West 400 North
                              Orem, Utah  84057
                        ------------------------------

                               PROXY STATEMENT

               Information Concerning Solicitation and Voting

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of MITY Enterprises, Inc. (the "Company") for use at its annual meeting of shareholders to be held Tuesday, August 6, 2002, at 2:00 p.m. local time, or at any adjournment(s) thereof. The purposes of the meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held at the Hampton Inn, 425 South 300 West, Salt Lake City, Utah 84101.
RECORD DATE

     Shareholders of record at the close of business on June 13, 2002, are entitled to notice of and to vote at the meeting. As of the record date, 5,010,555 shares of the Company's common stock, $.01 par value, were issued and outstanding and entitled to be voted at the meeting.

REVOCATION OF PROXIES

     Shareholders may revoke any appointment of proxy given pursuant to this solicitation by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting, withdrawing his or her proxy, and voting in person. An appointment of proxy is revoked upon the death or incapacity of the shareholder if the Secretary or other officer of the Company authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises its authority under the appointment.

VOTING AND SOLICITATION

     Each shareholder will be entitled to one vote for each share of common stock held at the record date. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote, if a quorum is present, is required to approve the adoption of the proposed amendment to the Company's 1997 Stock Incentive Plan. It is estimated that the proxy materials will be mailed to shareholders of record on or about June 21, 2002. The principal executive offices of the Company are located at 1301 West 400 North, Orem, Utah 84057. The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, by telephone, or by facsimile, and the Company may reimburse brokerage firms and other persons holding shares of the Company's common stock in their names or those of their nominees for their reasonable expenses in forwarding soliciting materials to the beneficial owners. Abstentions or broker non-votes (i.e., shares held by a broker nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. After each proposal has been voted on at the meeting, the Company will discuss and take action on any other matter that is properly brought before the meeting. The Company's Secretary will count the votes and act as inspector of election.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     The deadline for receipt of proposals for issues to be placed on the proxy statement and form of proxy for the 2002 annual meeting was March 15, 2002. Shareholders of the Company who intend to present proposals at the Company's 2003 annual meeting must deliver such proposals to the Company no later than March 15, 2003, in order to be included in the proxy statement and form of proxy relating to the 2003 annual meeting.


                                  PROPOSAL 1
                            ELECTION OF DIRECTORS
NOMINEES

     The Company's Board of Directors currently consists of five directors. It is contemplated that five directors will be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees, namely Gregory L. Wilson, Ralph E. Crump, C. Lewis Wilson, Peter Najar, and Hal B. Heaton, all of whom are presently directors of the Company.

          Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting. The five nominees receiving the highest number of votes will be elected to serve as directors. Accordingly, abstentions and broker non-votes relating to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the five nominees named above. In the event that any director nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted FOR any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders, or until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH OF THE FIVE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.


                          BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of ten meetings during the fiscal year ended March 31, 2002. The Audit Committee of the Board of Directors, which consisted of directors Heaton, Crump and Najar, met four times during the last fiscal year. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants and internal accounting department and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee of the Board of Directors, consisting of directors Crump, Najar, C. Wilson and Heaton, met three times during the last fiscal year. The Compensation Committee is primarily responsible for reviewing compensation of executive officers and overseeing the granting of stock options. All members of the Board of Directors, Audit Committee, and Compensation Committee attended at least 75 percent of all meetings held during the fiscal year ended March 31, 2002.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the director nominees and executive officers of the Company as of June 13, 2002.

                                            Director or Officer
Name                       Age           Position with the Company
----------------------    -------      ------------------------------
Gregory L. Wilson           54          Chairman of the Board
Bradley T Nielson           40          President and Chief Executive Officer
Paul R. Killpack            33          Chief Financial Officer, Corporate
                                        Treasurer
Gregory D. Dye              42          Corporate Secretary
John A. Johnson             55          Vice President
Ralph E. Crump              78          Director
Peter Najar                 52          Director
C. Lewis Wilson             61          Director
Hal B. Heaton               51          Director

     Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. Gregory L. Wilson and C. Lewis Wilson are brothers. Ralph E. Crump is the father-in-law of Peter Najar. All executive officers of the Company devote full time to their duties. Non-management directors devote such time as is necessary to carry out their responsibilities.

     The following is a description of the business experience of each of the director nominees and each of the executive officers of the Company.

     Gregory L. Wilson is the founder of the Company and has been a director since the Company's inception in September 1987. He served as the President and Chief Executive Officer from the Company's inception in September 1987 to May 2002. He has served as Chairman of the Board since March 1988. Mr. Wilson also served as the Treasurer from September 1993 to August 1995. From 1982 until 1987, Mr. Wilson was President of Church Furnishings, Inc., in Provo, Utah. He is currently a director of Stratasys, Inc. (Nasdaq). He earned a Bachelor of Arts Degree in Economics from Brigham Young University and a Masters of Business Administration Degree from Indiana University.

     Bradley T Nielson became the Company's President and Chief Executive Officer in May 2002. He served as the Company's Chief Financial Officer from March 1994 to May 2002, and Chief Operating Officer from August 1998 to May 2002. He served as Corporate Secretary from January 1998 to August 1998.
From August 1992 to March 1994, Mr. Nielson was the Vice President - Finance for Pinnacle Micro, Inc. From January 1991 to August 1992, he was a management consultant for Price Waterhouse's National Manufacturing Management Consulting Group. He was employed by Ernst & Young from June 1985 to January 1991. Mr. Nielson graduated summa cum laude with a Bachelor of Science Degree in Accounting from Brigham Young University. Mr. Nielson is Certified in Production and Inventory Management. He is also a Certified Public Accountant, a Certified Management Accountant and is Certified in Financial Management.

     Paul R. Killpack became the Company's Chief Financial Officer in May 2002. He has served as Treasurer since August 1998. He joined the Company in April 1997 and served as the Controller prior to being named Treasurer. Mr. Killpack graduated from Brigham Young University with a Masters of Business
Administration Degree.   He is a Certified Management Accountant and is
Certified in Financial Management.

     Gregory D. Dye became the Company's Corporate Secretary in August 1998. He joined the Company in August 1997 and served as an engineer, trainer and quality manager prior to being named Corporate Secretary. Mr. Dye graduated from Utah State University with a Bachelors Degree in Business/Production Management in 1985. From May 1985 to July 1997, he was a manager for Woodgrain Millwork, Inc.

     John A. Johnson was named a Vice President of the Company in August 2000. He joined the Company in July 1999 as an internal auditor and director of special projects. He is currently serving as the President of the Company's DO Group subsidiary. From 1989 to 1999, Mr. Johnson was President and General Manager of Skyline Industries, a manufacturer of metal fabricated and plastic rotationally molded products. Mr. Johnson also serves as a director for Western Community Bank. He graduated with a Bachelor of Science Degree in Accounting from Brigham Young University.

     Ralph E. Crump has been a director since March 1988. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. Mr. Crump is a founder and director of Osmonics, Inc. (NYSE) and Stratasys, Inc. (Nasdaq). He is also a founder, director and chairman of Structural Instrumentation, Inc. (Nasdaq). From 1962 until 1987, Mr. Crump was the President and Chairman of Frigitronics, Inc. (NYSE). Mr. Crump is also a Trustee of the Alumni Foundation of the University of California at Los Angeles and a member of the Board of Overseers for the Thayer Engineering School at Dartmouth College. He received a Bachelor of Science Degree in Chemical Engineering from the University of California at Los Angeles and a Bachelor of Science Degree in Marine Engineering from the U. S. Merchant Marine Academy. Mr. Crump is a licensed professional engineer.

     Peter Najar has been a director since March 1988. Mr. Najar has been a sales engineer employed by Lange Sales, Inc. in Littleton, Colorado from November 1981 to the present. From 1977 to 1981, Mr. Najar was the National Technical Director for Head Ski Co.

     C. Lewis Wilson has been a director since May 1991. Since 1996, Mr. Wilson, a licensed professional engineer, has served as the Chairman and Chief Executive Officer of Heath Engineering Company, a consulting engineering firm based in Salt Lake City, Utah. From 1987 to 1996, Mr. Wilson was the President of Heath Engineering Company. He received a Bachelor of Engineering Sciences Degree in Mechanical Engineering from Brigham Young University and a Masters of Mechanical Engineering Degree from Purdue University. Mr. Wilson is a published technical author and has been an Adjunct Professor of Mechanical Engineering at the University of New Mexico, Brigham Young University and the University of Utah.

     Hal B. Heaton was appointed as a director of the Company in May 2001. He is currently the Denny Brown Professor of Business Management at Brigham Young University's Marriott School of Management. He has served as a professor at Brigham Young University from 1982 to 1988 and from 1990 to present. From 1988 to 1990, he was a visiting associate professor of finance at Harvard University, where he taught corporate finance and advanced capital markets courses in Harvard's Master of Business Administration program. He also serves as a director for I-Link Incorporated (OTC). He received a Ph.D. in finance and a masters degree in economics from Stanford University. He received his masters of business administration and a bachelors degree in computer science and mathematics from Brigham Young University.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own beneficially more than 10 percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and Nasdaq initial reports of ownership and reports of changes in ownership of the Company's equity securities. Officers, directors and greater than 10 percent beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that the directors, officers, and greater than 10 percent shareholders have timely filed all necessary Forms 3, 4 and 5, for the fiscal year ended March 31, 2002, except for Peter Najar and Constance S. Crump. Mr. Najar and Ms. Crump, who is the spouse of Mr. Najar, did not file on a timely basis Form 5s relating to each receiving a gift of 800 shares of common stock, and gifts of 2,400 shares of common stock to certain minor trusts, of which Ms. Crump serves as trustee. Mr. Najar and Ms. Crump have subsequently filed the required forms.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth security ownership information as of June 13, 2002 (i) for persons known by the Company to own beneficially more than 5 percent of the Company's common stock, (ii) for each director or director nominee and executive officer, and (iii) for all officers and directors of the Company as a group:
                                            Share Beneficially       Percent
Name & Address(1)                                 Owned(2)         of Class(3)
-------------------------------------       ------------------     -----------
Gregory L. and Kathleen Wilson(4)                1,216,713            23.50%
Peter Najar and Constance S. Crump(5)              678,494            13.11
Ralph E. Crump(6)                                  439,100             8.48
Bradley T Nielson(7)                               131,625             2.54
C. Lewis Wilson(8)                                  53,086             1.03
Paul R. Killpack(9)                                 21,148             0.41
Gregory D. Dye(10)                                  16,594             0.32
John A. Johnson(11)                                 10,745             0.21
Hal B. Heaton                                        3,000             0.06
All officers and directors as a
 group (9 persons)                               2,570,505            49.65

(1)  The address for Gregory L. and Kathleen Wilson, Bradley T Nielson, Paul
     R. Killpack, Gregory D. Dye, and John A. Johnson is 1301 West 400 North, Orem, Utah 84057. The address for Peter Najar and Constance S. Crump is 9900 Phillips Road, Lafayette, Colorado 80026. The address for Ralph E. Crump is 28 Twisted Oak Circle, Trumbull, Connecticut 06611. The address for C. Lewis Wilson is 377 West 800 North, Salt Lake City, Utah 84103. The address for Hal B. Heaton is 1441 North 1450 East, Provo, Utah 84604.
(2) The number of shares beneficially owned includes shares of the Company's Common Stock for which the persons set forth in this table have or share either investment or voting power. The number of shares beneficially owned also includes shares that any of the named persons has the right to acquire within 60 days of June 13, 2002 upon exercise of the stock options granted to them under the Company's 1990 Stock Option Plan and the Company's 1997 Stock Incentive Plan.
(3) All percentages have been calculated to include 5,010,555 shares of Common Stock outstanding on June 13, 2002, and the options exercisable by the named individuals within 60 days following June 13, 2002.
(4) Includes 537,163 shares owned individually by Mr. Wilson, 646,064 shares owned individually by his wife, Kathleen Wilson, 10,986 shares held by Kathleen Wilson as the custodian for the Wilson children, and 22,500 shares that Mr. Wilson had the right to acquire within 60 days following June 13, 2002 upon exercise of options granted to him. Gregory and Kathleen Wilson disclaim beneficial ownership of the shares held by Kathleen Wilson as custodian for their children.
(5) Includes 284,074 shares owned individually by Mr. Najar, 323,074 shares owned individually by his wife Constance S. Crump, and 71,346 shares held by Constance S. Crump as trustee in a trust for certain minor-aged relatives. Mr. Najar disclaims beneficial ownership of the shares held by Constance S. Crump as trustee.
(6) Includes 219,550 shares owned individually by Mr. Crump and 219,550 shares owned individually by Marjorie Crump, the wife of Mr. Crump.
(7) Includes 27,750 shares owned by the Kellie Joan Nielson Trust and 103,875 shares that Mr. Nielson had the right to acquire within 60 days following June 13, 2002 upon exercise of options granted to him. Kellie Joan Nielson is the trustee of the Kellie Joan Nielson Trust and is the wife of Mr. Nielson.
(8) Includes 5,493 shares owned individually by Mr. Wilson, 41,200 shares owned jointly by Mr. Wilson and his wife, Grace Wilson, 5,493 shares owned individually by Grace Wilson, and 900 shares held by Mr. Wilson as custodian for the Wilson children.
(9) Includes 1,000 shares owned individually by Mr. Killpack, 773 shares owned by Mr. Killpack through the Company's 401(k) Plan and 19,375 shares that Mr. Killpack had the right to acquire within 60 days following June 13, 2002 upon exercise of options granted to him.
(10) Includes 2,844 shares owned by Mr. Dye through the Company's 401(k) Plan and 13,750 shares that Mr. Dye had the right to acquire within 60 days following June 13, 2002 upon exercise of options granted to him.
(11) Includes 353 shares owned by Mr. Johnson through the Company's 401(k) Plan, 715 shares owned individually by him, 5,750 shares that Mr. Johnson had the right to acquire within 60 days following June 13, 2002 upon exercise of options granted to him, 1,536 shares owned by Candyce Johnson, Mr. Johnson's wife, through the Company's 401(k) Plan, 1,425 shares owned individually by Ms. Johnson, and 966 shares that Ms. Johnson had the right to acquire within 60 days following June 13, 2002 upon exercise of options granted to her.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee Report establishes the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its Chief Executive Officer, during the fiscal year ended March 31, 2002.

COMPOSITION AND RESPONSIBILITY OF COMPENSATION COMMITTEE

     The Compensation Committee is responsible for reviewing and approving the Company's compensation policies and practices, for reviewing and approving the remuneration of the Company's directors and senior management, for succession planning with respect to the Company's senior executive positions and for administering the Company's stock option plans. The Compensation Committee bases its recommendations on the Company's established policies and on the individual's and the Company's performance. None of the members of the Compensation Committee are officers or employees of the Company or its subsidiaries.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's principal goal is to create value for its shareholders. The Company believes that officers and employees who advance that goal should have their compensation allied with the interests of shareholders.

     The Company's executive compensation philosophy is founded on four principal objectives: 1) to link the interests of executive officers with the short and long-term interests of the Company's shareholders; 2) to link executive compensation to the performance of the Company and the individual;
3) to leverage performance through emphasis on variable compensation; and 4) to compensate executive officers at a level and in a manner that ensures the Company is capable of attracting, motivating and retaining individuals with exceptional executive skills.

     The majority of the compensation of the Company's executive officers is comprised of three components -- salary, annual cash bonuses and long-term incentives in the form of stock options, and is structured to be competitive within the industry and geographic location. Cash bonuses and stock options are directly linked to the Company's performance and the individual's contribution to the Company's strategic goals. The Compensation Committee considers the Company's record of financial performance in all of its compensation reviews.

BASE SALARY

     On average, base salaries are set at levels lower than the median base salary levels of executives of comparable positions within the institutional furniture industry. Base salaries are reviewed and adjusted periodically.

CASH BONUSES

     Cash bonuses for executive officers reflect both individual and corporate performance during the year and the Company's success in achieving its goals. The performance criteria considered in determining cash bonus awards vary in accordance with the position and responsibilities of the individual being evaluated. Financial and operational indicators, combined with personal achievements that demonstrate a contribution to Company growth, are among the significant considerations in determining bonuses for executive officers.

STOCK OPTIONS

     The purpose of the Company's stock option plan is two-fold: 1) to ensure an incentive exists to maximize shareholder wealth by tying executive compensation to share price performance; and 2) to reward those executives making a long-term commitment to the Company. Stock options are granted by the Compensation Committee in accordance with the stock option plan approved by shareholders at not less than the closing price on the business day the options are granted. According to the plan's provisions, the Compensation Committee determines the number of shares subject to each option, the option price, the extent to which each option is exercisable from time to time during the term of the option, and any other provisions with respect to such option. Options are not assignable.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The salary paid by the Company to Gregory L. Wilson for the fiscal year ended March 31, 2002 was determined in accordance with the policies set forth above. The Compensation Committee believes Mr. Wilson's salary is commensurate with the compensation paid by companies of comparable size or within the Company's industry. The Company paid $76,000 in bonuses to Mr. Wilson based on the Company's revenue and operating profit performance for the fiscal year ended March 31, 2002 compared to targeted goals. Mr. Wilson also received $24,000 for serving on the board of directors of Broda Enterprises, Inc., a subsidiary of the Company. The Compensation Committee elected not to make any equity awards to Mr. Wilson during the fiscal year ended March 31, 2002 because of existing incentives tied to the performance of the Company.

     The Compensation Committee believes that the concepts discussed above further the shareholders' interests and that officer compensation encourages responsible management of the Company.

                 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                        Ralph E. Crump, Chairman of the Compensation Committee Peter Najar, Member
                        C. Lewis Wilson, Member
                        Hal B. Heaton, Member

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Ralph E. Crump, Peter Najar,
C. Lewis Wilson, and Hal B. Heaton. Mr. Wilson is associated with an engineering firm that provides engineering services to the Company. See "Certain Transactions" for more information regarding the relationship described above.

     The following table sets forth the annual and long-term compensation awards to the President and Chief Executive Officer of the Company and the other four most highly compensated executive officers (the "Named Executive Officers") for services in all capacities to the Company for the fiscal years ended March 31, 2000, March 31, 2001 and March 31, 2002.

                         SUMMARY COMPENSATION TABLE

                                   Annual Compensation  Long-Term Compensation
                                   -------------------  ----------------------
                                                          Securities
                                                          Underlying
                             Fiscal                        Options/
                              Year    Salary    Bonus (1)  SARs (#)   Comp.(2)
                             ------   -------   --------   ---------  --------
Gregory L. Wilson, Chairman   2002    $85,000    $76,000      -        $36,200
President and Chief           2001     85,000    100,000      -         31,300
Executive Officer(3)          2000     83,000    125,000      -         31,500

Bradley T Nielson, Chief      2002     80,000    143,000      -         13,900
Financial Officer and Chief   2001     81,500    100,000    30,000(4)   10,300
Operating Officer(3)          2000     78,100    123,500      -         31,200

Paul R. Killpack, Corporate   2002     70,000     41,500      -          3,900
Treasurer(3)                  2001     58,900     25,000      -          1,400
                              2000     45,800     12,500      -          1,600

Gregory D. Dye, Corporate     2002     80,000     45,000      -          4,800
Secretary                     2001     67,100     40,000    10,000(4)    1,700
                              2000     57,800     27,000      -          1,100

John Johnson, Vice President  2002     80,000     30,800    10,000(5)    2,700
                              2001     71,500     25,000     8,000(4)    1,700
                              2000     45,300      7,000      -            100

(1) During the reported periods, bonuses were awarded annually at the discretion of the Board of Directors to the Named Executive Officers and certain other officers and Company personnel. No formal bonus plan exists. The Board is not obligated to award bonuses.
(2) Amounts under the column heading "All Other Compensation" represent matching contributions made by the Company under the Company's 401(k) defined contribution plan, the value of personal use of Company-owned vehicles, and other miscellaneous compensation. In fiscal year 2000, Mr. Wilson and Mr. Nielson both received $21,920 for serving on the board of directors of DO Group, Inc., a subsidiary of the Company. In fiscal year 2001, Mr. Wilson received $21,400 for serving on the board of directors of Broda Enterprises, Inc. In fiscal year 2002, Mr. Wilson received $24,000 for serving on the board of directors of Broda Enterprises, Inc.
(3) During the fiscal year ended March 31, 2002, Gregory L. Wilson served as the Company's Chief Executive Officer and President, Bradley T Nielson served as Chief Financial Officer and Chief Operating Officer, and Paul
     R. Killpack served as Treasurer. Effective May 2002, Bradley T Nielson was appointed to serve as the Company's new Chief Executive Officer and President while Gregory L. Wilson will continue to serve as the Chairman of the Board of Directors. In addition, effective May 2002, Paul R. Killpack was appointed to serve as the Company's new Chief Financial Officer.
(4) Options vest over a four-year period commencing in 2002, one-fourth of the options vesting per year.
(5) Options vest over a four-year period commencing in 2003, one-fourth of the options vesting per year.

     Shown below is a summary of equity compensation plan information with respect to the Company's only equity compensation plans, each of which was previously approved by the Company's shareholders.

                         EQUITY COMPENSATION PLAN INFORMATION
                                                                           (c)
                                                                        Number
                                                                 of securities
                                                                     remaining
                                                                     available
                                                           (b)      for future
                                                     Weighted-  issuance under
                                              (a)      average  equity compen-
                             Number of securities     price of    sation plans
                                     to be issued  outstanding      (excluding
                                 upon exercise of     options,      securities
                             outstanding options,     warrants    reflected in
Plan Category                 warrants and rights   and rights     column (a))
-------------------------    --------------------  -----------   -------------
Equity compensation plans
 approved by security holders             649,573        $8.06          22,491
Equity compensation plans not
 approved by security holders                  --           --              --
Total                                     649,573        $8.06          22,491


The following table sets forth certain information with respect to grants of stock options made during the last completed fiscal year to the Named Executive Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

                          Percentage                      Potential Realizable
                           of Total                        Value at Assumed
                            Options                          Annual Rates
               Underlying  Granted to  Exercise             of Stock Price
                 Options   Employees    or Base    Expir-  Appreciation for
                 Granted   in Fiscal   Price per   ation    Option Term (2)
                 (Shares)    Year        Share      Date        5%       10%
                 --------  ---------    -------   -------    --------  -------
Gregory L. Wilson       0      -        -            -           -        -
Bradley T Nielson       0      -        -            -           -        -
Paul R. Killpack        0      -        -            -           -        -
Gregory D. Dye          0      -        -            -           -        -
John A. Johnson    10,000    8.1%    $9.70       4/29/12     $61,000  $155,000

(1) All options granted become exercisable in four equal annual installments beginning in 2003. Options are granted for a term of ten years, subject to earlier termination in certain events, and are not transferable. The exercise price is equal to the fair market value of the common stock on the date of grant. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises depend upon the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the common stock from the date of the grant.

     Shown below is information with respect to exercises of stock options during the last completed fiscal year by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                     Number of Securities      Value of
                                          Underlying           Unexercised
                                          Unexercised         In-the-Money
                                            Options/         Options/SARs at
                    Shares              SARs at March 31,   at March 31, 2002
                 Acquired or   Value       2002 (#)              ($)(1)
                   Exercised  Realized   Exercisable/        Exercisable/
                      (#)       ($)      Unexercisable       Unexercisable
                 -----------  --------  ----------------   -------------------
Gregory L. Wilson       --        --    22,500 / 7,500      $44,000 / $15,000
Bradley T Nielson    3,300    19,000   103,875 / 28,125    $797,000 / $152,000
Paul R. Killpack        --        --    16,625 / 10,875     $34,000 / $44,000
Gregory D. Dye          --        --    13,750 / 11,250     $48,000 / $56,000
John A. Johnson         --        --     6,716 / 20,184     $15,000 / $70,000

(1) Value is based on market price of the Company's common stock (closing price of $12.85 per share on the Nasdaq National Market on March 28,
     2002) less exercise price.

      401(k) PLAN. In January 1995, the Board of Directors of the Company adopted a Defined Contribution 401(k) Plan and Trust (the "401(k) Plan"). The 401(k) Plan allows the Board to determine the amount of the Company contribution. The Board adopted a contribution formula specifying that such discretionary employer matching contributions would equal 25 percent of the participating employee's contribution to the 401(k) Plan up to a maximum discretionary employer contribution of 3 percent of a participating employee's compensation, as defined by the 401(k) Plan. In addition, the Board at its discretion can provide for additional employer matching. For the 401(k) Plan year ended December 31, 1997, 1998, 2000 and 2001, the Board provided for additional matching contributions that would equal 37.5 percent of the participating employee's contribution to the 401(k) Plan up to a maximum 3 percent of a participating employee's compensation, as defined by the 401(k) Plan. For the 401(k) Plan year ended December 31, 1999, the Board provided for additional matching contributions that would equal 43.75 percent. The 401(k) Plan allows the Board to utilize either common stock of the Company or cash as a matching contribution. To date, all matching contributions have been in cash. The Board has approved the reservation of 187,500 shares of common stock for issuance under the Company's 401(k) Plan. These shares may be issued to satisfy all or a portion of the Company's matching contribution under the 401(k) Plan or issued as a result of a participant's election to acquire shares of the Company's common stock as an investment option under the 401(k) Plan. If such investment option is elected by plan participants, the shares will be issued at a price per share which is the lower of 85 percent of the fair market value of a share of common stock on the commencement of the applicable quarterly election period or 85 percent of the fair market value of a share of common stock on the last day of the applicable quarterly election period. As of June 13, 2002, 101,500 shares had been issued to the 401(k) Plan, leaving 86,000 shares remaining to be issued to the 401(k) Plan. All domestic employees who have completed at least six months of service with the Company and who satisfy other requirements are eligible to participate in the 401(k) Plan.

     EMPLOYMENT AGREEMENTS. The Company has entered into an employment agreement effective May 21, 1998, with Gregory L. Wilson, the Company's Chairman, for a term ending May 20, 2003. The Company entered into employment agreements effective February 1, 2001 with Bradley T Nielson, Chief Executive Officer, Paul R. Killpack, Chief Financial Officer and Corporate Treasurer, Gregory D. Dye, Corporate Secretary, and John A. Johnson, Vice President, each for a term ending January 31, 2006. Each employment agreement provides that compensation will be determined annually by the Compensation Committee of the Board of Directors. Each employment agreement contains a non-compete clause covering the term of the agreement and three years thereafter. Except for Mr. Wilson's agreement, each employment agreement can be terminated by the Company without cause entitling the terminated employee to six months salary as severance. Mr. Wilson's employment agreement can be terminated by the Company without cause entitling him to two months salary as severance.

     DIRECTOR COMPENSATION. Except for Mr. Heaton, the Company's directors receive no compensation for attendance at Board meetings. However, the directors are reimbursed for their expenses related to attending Board meetings. Mr. Heaton is paid $1,500 for each board meeting attended.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee consists of Messrs. Heaton, Crump and Najar, each of whom is "independent" in accordance with the standards imposed by Nasdaq. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors.

     In accordance with the written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2002, the Committee met four times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the president, chief financial officer, treasurer and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor's independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks. The Committee also considered whether non-audit services provided by the auditors during the last fiscal year were compatible with maintaining the auditor's independence.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditor's examination of the financial statements.

     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors and the Committee's review of the representations of management and the report of the auditors to the Committee, the Committee recommended to the Board that the Company's audited financial statement be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2002, for filing with the Securities and Exchange Commission.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                            Hal B. Heaton, Chairman of Audit Committee
                            Ralph E. Crump, Member
                            Peter Najar, Member

AUDITOR'S FEES

Fees paid to our auditors' firm were comprised of the following:

    Audit Fees.  2002 year end financial statement audit and
      quarterly reviews                                         $80,000
    Financial Information Systems Design and Implementation
      Fees.                                                        None
    Other Fees.  Tax consulting, planning, return
      preparation and other services                             51,000

CERTAIN TRANSACTIONS

     On May 29, 2002, the Company purchased its table and cart manufacturing facility, corporate headquarters and related real estate in Orem, Utah from a trust of which Gregory L. Wilson's uncle is a trustee. The purchase price was $2 million and based on an independent appraisal. The Company believes that the terms of the purchase are no less favorable to the Company than could be obtained from an unrelated third party.

     The Company has entered into indemnification agreements with each of its officers and directors. The Company has adopted policies that any loans to officers, directors and 5 percent or more shareholders ("affiliates") are subject to approval by a majority of the disinterested directors and that any transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties. During the fiscal year ended March 31, 2002, no such transactions occurred.

     The Company has entered into an agreement with Heath Engineering Company for project management and design services. C. Lewis Wilson, a director, serves as the Chairman and Chief Executive Officer of Heath Engineering Company. The contract is on an hourly basis plus expenses. The Company believes that the terms are no less favorable to the Company than could be obtained from an unrelated third party.


                                   PROPOSAL 2

                 AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

     By resolution dated effective January 29, 2002, the Board of Directors of the Company approved an amendment to the Company's 1997 Stock Incentive Plan (the "1997 Plan") increasing the shares of common stock reserved for issuance upon exercise of options granted under the 1997 Stock Incentive Plan from 750,000 shares of common stock to 900,000 shares of common stock, subject to the approval of the Company's shareholders being solicited by this proxy statement. As of March 28, 2002, the aggregate market value of the shares covered by the amendment was $1,927,500. The Board of Directors further directed that the amendment to the plan be submitted to the shareholders of the Company for their approval. The resolution did not contemplate or authorize any other amendment or modification to the 1997 Plan.

     From January 29, 2002 through June 13, 2002, out of the 150,000 additional shares that shareholders are being asked to approve, options to purchase 10,000 shares were granted to John A. Johnson, Vice-President, and options to purchase 70,000 shares were granted to other employees who are not executive officers. The number of option grants to be made in the future to the foregoing individuals or groups of individuals, and the prices at which such grants will be made, are not determinable.

SUMMARY

     The 1997 Plan provides for the grant to directors, officers, consultants and employees of the Company and its affiliates of incentive stock options, pursuant to Section 422 of the Internal Revenue Code, as amended, non-qualified stock options, awards of the Company's common stock, and direct purchases of the Company's common stock, for up to an aggregate of 900,000 shares of common stock. To the extent options granted under the 1997 Plan are canceled or expire prior to exercise, or are surrendered, the shares covered thereby again become available for option grants.
Administration

     The 1997 Plan will be administered by the Compensation Committee or such other committee as the Board may designate for such purpose. The Committee is responsible for making all other determinations with respect to administration of the 1997 Plan.

ELIGIBILITY

     Options may be granted under the 1997 Plan to directors, officers, consultants, and employees of the Company and its affiliates. The Board or a committee designated by the Board is authorized in its discretion to designate persons who are to be granted options under the 1997 Plan.

AWARDS

     The grant of options under the 1997 Plan, and the terms of such options, is determined by the Board or a committee designated by the Board for that purpose. Options may be either incentive stock options or nonqualified stock options. The aggregate fair market value as of the date of grant of the common stock for which any incentive stock option granted under the 1997 Plan may first become exercisable in any calendar year shall not exceed $100,000.

PRICE OF OPTION SHARES

     The purchase price for common stock acquired upon exercise of an option is determined by the Board or a committee designated by the Board, at the time the option is granted, but in the case of incentive stock options may not be less than the fair market value of such common stock on the date of grant of the option, or in the case of incentive stock options granted to an optionee owning 10 percent or more of the Company's outstanding common stock, 110 percent of the fair market value on the date of grant. Upon exercise of an option, the purchase price will be paid in cash, promissory note, or common stock already owned (or a combination thereof) or, in the discretion of the Compensation Committee, in the form of other consideration (including the relinquishment of a portion of the option) having a fair market value equal to the purchase price.

EXERCISE

     The exercise period of options granted under the 1997 Plan is ten years. However, the exercise period for incentive stock options granted to an optionee owning 10 percent or more of the Company's outstanding common stock will be five years. The 1997 Plan provides that vested options will remain exercisable until the earliest to occur of (i) the expiration of the term for which it was granted and (ii) three months after the participant's retirement or involuntary termination of employment (other than due to death or disability). Upon the death or total disability of an employee participant prior to the termination of employment, vested options continue to be exercisable for a period of one year after the participant's death or total disability. The period may by varied at the time of the grant, but may not be extended beyond the expiration date of the option.

NOTIFICATION OF SALE

     The 1997 Plan provides that employees who sell common stock received upon exercise of an incentive stock option before the later of two years from the date the option is granted and one year from the date of the exercise of such option must notify the Company of any such sale.
Adjustments

     The 1997 Plan provides for appropriate adjustments in the number and kind of shares subject to outstanding options, and in the price of shares with respect to which such options have been granted, in the case of changes in the Company's outstanding common stock by reason of stock dividends, stock splits, recapitalizations and the like. In certain circumstances, including a change of control of the Company, the Board of Directors, with the consent of the optionees, may provide that (i) all outstanding options will become immediately exercisable and (ii) the Company may pay cash to a participant in exchange for the cancellation of outstanding options.

TRANSFERABILITY DURING LIFETIME

     During the lifetime of a person who is granted an option under the 1997 Plan, only such person, or the person's legal representative, may exercise an option.

TERMINATION AND AMENDMENT

     The Board of Directors may in its discretion amend or terminate the 1997 Plan. No amendment shall, however, be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, or the terms and conditions of the 1997 Plan.

FEDERAL INCOME TAX TREATMENT OF STOCK OPTIONS

     Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to stock option awards under the 1997 Plan:

     An employee receiving incentive stock options generally will not realize taxable income, and the Company will not be entitled to a federal income tax deduction, at the time an incentive stock option is granted or at the time the incentive stock option is exercised. However, there may be certain alternative minimum tax consequences to the employee resulting from the exercise of an incentive stock option. Upon a sale of the Company's common stock acquired upon exercise of an incentive stock option, the employee generally will realize a capital gain or capital loss, and the Company will receive no deduction, so long as the sale does not occur within two years of the date of the grant of the incentive stock option or within one year from the date the shares were transferred to the employee upon the exercise of the incentive stock option. If a sale does occur within two years of the date of grant or one year of the transfer date, however, part or all of the income recognized by the employee may be treated as ordinary income. Under such circumstances, the Company could be entitled to a federal income tax deduction equal to the ordinary income recognized by the employee.

     An employee receiving nonqualified stock options will not realize any taxable income, and the Company will not be entitled to any federal income tax deduction, at the time the nonqualified stock option is granted. At the time the nonqualified stock option is exercised, however, the employee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Company's common stock on the date of exercise over the option price paid, and the Company will be entitled to a corresponding federal income tax deduction. Upon the sale of the Company's common stock acquired upon exercise of a nonqualified stock option, the employee generally will recognize capital gain or loss.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL INCREASING THE SHARES RESERVED FOR ISSUANCE UPON EXERCISE OF OPTIONS GRANTED UNDER THE 1997 STOCK INCENTIVE PLAN TO 900,000.


                              STOCK PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five fiscal years ended March 31, 2002 with the cumulative total return of other indices. The comparison assumes $100 was invested on April 1, 1997 in the Company's common stock and in each of such indices and assumes reinvestment of dividends. The publicly traded companies in the peer index are Chromcraft Revington, Inc., Falcon Products, Inc., Flexsteel Industries, Inc., and Virco Manufacturing Corporation.

                  [GRAPHIC OMITTED - STOCK PERFORMANCE CHART]

                      4-1-97   3-31-98   3-31-99   3-31-00   3-30-01   3-28-01
                     -------   -------   -------   -------   -------   -------
MITY Enterprises,
 Inc.                $100.00   $134.48   $105.17   $171.25    $75.61   $132.86
Russell 2000 Index    100.00    141.99    118.18    160.15    133.68    150.27
Self-determined peer
 Group                100.00    131.60     95.40     83.63     82.29     93.55


                       COMPANY'S INDEPENDENT AUDITORS

     The Company's independent auditor is Deloitte & Touche LLP.   A
representative from Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders, have the opportunity to make a statement if they so decide, and be available to answer questions by shareholders.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

              ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST TO PAUL R. KILLPACK, CHIEF FINANCIAL OFFICER, MITY ENTERPRISES, INC., 1301 WEST 400 NORTH, OREM, UTAH 84057.

                               By the Order of Board of Directors


                               /s/ Gregory D. Dye
                               Gregory D. Dye, Corporate Secretary

DATED:  June 20, 2002


FORM OF PROXY:

                          MITY ENTERPRISES, INC.
                PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MITY ENTERPRISES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                              AUGUST 6, 2002.

The undersigned common shareholder of MITY Enterprises, Inc., a Utah corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, to be held on August 6, 2002, 2:00 p.m. local time at the Hampton Inn, 425 South 300 West, Salt Lake City, Utah, and hereby appoints Gregory L. Wilson and Gregory D. Dye, or either of them, each with the full power of substitution, as proxies to act and to vote, as designated herein, at said Annual Meeting of Shareholders and at all adjournments thereof, all shares of common stock which the undersigned would be entitled to vote on the matters set forth below, if personally present.

1. ELECTION OF DIRECTOR NOMINEES: Gregory L. Wilson, Ralph E. Crump, C. Lewis Wilson, Peter Najar and Hal B. Heaton.

[ ]  FOR all nominees listed (except     [ ] WITHHOLD AUTHORITY to vote for
     as marked to the contrary below)        all nominees listed

Instruction: To withhold authority for an individual nominee, write that nominee's name here:

-----------------------------------------------------------------------------
                                    (Continued and to be signed on other side)


2. APPROVE AN AMENDMENT TO THE COMPANY'S 1997 STOCK INCENTIVE PLAN INCREASING THE NUMBER OF SHARES RESERVED FOR ISSUANCE UPON EXERCISE OF STOCK OPTIONS GRANTED THEREUNDER TO 900,000.

[ ]  FOR        [ ]  AGAINST        [ ] ABSTAIN


3. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

                             Dated:                    , 2002

                             ------------------------------------
                             Signature(s)

                             (This proxy should be marked, dated, signed by each shareholder exactly as such shareholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporation name by the President or by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person).